Ex 10.1

2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000
July 12, 2025
Ali El-Haj
41 Tuckahoe Road
Easton, CT 06612

Dear Mr. El-Haj,
It is a pleasure to confirm an offer of employment with Rogers Corporation (the “Company” or “Rogers”) to you for the position of Interim President and Chief Executive Officer (subject to the conditions described below). The assignment is anticipated to bridge the period of time the Company’s Board of Directors requires to select and appoint a permanent President and Chief Executive Officer and may be less than 12 months. Rogers does not enter into employment contracts, and your employment will be “at will.” Below is a general description of the terms we expect to apply to your employment:
Your employment is expected to commence on July 12, 2025.
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be 750,000 USD per year, which is paid at a bi-weekly rate of $28,849 USD. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You will be eligible for four (4) weeks of vacation annually, prorated as of date of hire.
•You will not be eligible to participate in the Annual Incentive Compensation Plan (“AICP”) for the 2025 performance year. Effective for the 2026 performance year, you are eligible for an award under the AICP with a target of 100% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as low as 0% and as high as 200% of your target incentive. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
On your start date, you will receive a special new hire stock award of restricted stock units with an initial grant value of $1,500,000 USD comprised of Restricted Stock Units. The total number of stock units will be determined by dividing the initial grant value specified above by the average closing stock price for the 30 trading days prior to your date of hire. The award will have the following terms and will be subject to the award agreement to be provided to you by the Company and the applicable plan document.
•Vesting. 100% of the award will vest upon the one-year anniversary of your employment hire date, subject to your continued employment through this date. The award will vest on an accelerated basis if your employment ceases earlier due to death, disability or a termination without Cause (as defined below), subject to the execution of a general release of claims in the form provided to you by Rogers. If your employment ceases for any other reason while the award remains unvested, you will forfeit the award.
•Settlement. Once vested:
oThe award will be settled in Rogers shares within 30 days following vesting.
oNotwithstanding the foregoing, if your employment is terminated for Cause (or if you cease employment for any reason at a time that a Cause basis for termination exists), then the award (whether or not vested) will be forfeited in its entirety.
You will receive a one-time sign-on bonus of $350,000 USD, which will be payable in your first paycheck. If you voluntarily resign from Rogers or are terminated for Cause before January 1, 2026, you will be required to reimburse the Company for the gross amount of the bonus. This letter authorizes Rogers to deduct any required reimbursement from your final paycheck or other post-employment compensation (to the extent permitted by law and subject to Section 409A of the Internal Revenue Code). You must arrange for repayment in full to Rogers of any remaining amount, with such repayment to be made within 30 days of your last day of work.
You understand that you will not be eligible to receive severance benefits upon a termination of your employment for any reason, and that you will not participate in the Rogers Corporation Executive Severance Plan or any other severance program maintained by the Company.
You agree that your consulting agreement with the Company dated March 25, 2025, will be terminated effective as of the day immediately preceding your commencement of employment under this letter. You will be paid on a pro-rated basis for any fees accrued thereunder up until that date, and acknowledge that you are owed no other compensation under that agreement. Subject to applicable law, for the purpose of determining “years of vesting service” (or a similar concept) under any program, plan or arrangement maintained by Rogers or its affiliates, you will not receive service credit for the time that you served as a consultant to the Company prior to your commencement of employment under this letter.
As a condition of employment, you must sign the enclosed agreement regarding confidentiality of trade secrets and confidential business information and setting forth certain restrictive covenants (Employment, Invention, Confidentiality and Non- Compete Agreement). Please review this agreement. You will need to sign it and deliver it to Michael Webb, Sr. Vice President and CAO, at the time you start work with Rogers.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts. Our offer is contingent upon (i) you providing us with documentation establishing your eligibility to work in the United States as required by applicable federal, state and local law(s), and (ii) background check(s) and reference check(s) satisfactory to the Company.

During your employment, you agree to serve, if elected, as an officer, director or trustee of the Company and any of its affiliates, and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position. Contemporaneous with the cessation of your employment for any reason, unless otherwise requested by the Company’s board of directors, you agree to resign from all officer, director and trustee positions with the Company and its affiliates and execute any documents requested by the Company and its affiliates to confirm that resignation.
You agree to comply and be bound by the policies of the Company and its affiliates as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
For purposes of this letter, “Cause” means, as reasonably determined by the Company’s board of directors in its discretion, (1) conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving perjury, fraud, or theft; (2) willful and continuous failure to perform substantially all of your duties (other than any such failure resulting from your disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to you identifying how such failure reasonably may be cured and you are given at least 30 days to cure such failure, or (3) willful violation of a material requirement of the Company’s code of conduct or your fiduciary duty to the Company, including violation of any restrictive covenants applicable to you. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.
We look forward to hearing from you and welcoming you to the team. If you have any questions regarding our employment offer, or Rogers in general, please do not hesitate to contact me. Thank you.

Sincerely,

__________________________________
Pete Wallace
Chair of the Board

__________________________________
Offer Accepted by Ali El-Haj

CC: Michael Webb, Sr. Vice President & CAO